Exhibit 99.1

Praxair to Acquire NuCO2 INC.

DANBURY, Conn.--(BUSINESS WIRE)--February 5, 2013--Praxair, Inc. (NYSE: PX), announced it has entered into an agreement to acquire NuCO2 INC. from Aurora Capital Group, a Los Angeles, California based private equity firm, for $1.1 billion in cash. The transaction is subject to customary conditions to closing, including regulatory approval, and is expected to close by the end of the first quarter of 2013.

NuCO2 is the leading national provider of beverage carbonation solutions in the United States to the restaurant and hospitality industries with 162,000 customer locations and 900 employees. The business is expected to generate full year sales in 2013 of about $250 million and EBITDA of about $115 million. The acquisition is expected to be neutral to slightly accretive to Praxair’s 2013 earnings per share.

The NuCO2 micro-bulk beverage carbonation solution is the service model of choice for quick service restaurants and convenience stores offering fountain beverages. The micro-bulk solution is more cost effective than conventional high pressure cylinders, more reliable, and less labor intensive for the customer. Additionally, NuCO2 is expanding its product offering for establishments with draught and craft beers to include nitrogen generators and blending control systems which improve draught beer consistency and reduce waste.

“NuCO2 offers a compelling value proposition for beverage carbonation,” said Eduardo Menezes, executive vice president of Praxair. “We plan to continue to grow the business in the United States, enhance distribution efficiency utilizing Praxair’s competencies in logistics, and extend NuCO2’s offerings to customers in other regions of the world,” added Menezes.

A teleconference on the acquisition will be held today, Tuesday, February 5, 2013 at 12:00 p.m. ET. The number is 617-614-3523 -- Passcode: 72721447. The call is also available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are also available. Web and telephone replay will be available beginning at 2:00 p.m. ET on Tuesday, February 5, 2013. The telephone replay dial-in number is 617-801-6888 -- Passcode: 67371231.

About Praxair

Praxair, Inc. is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2012 sales of $11 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing productivity and environmental benefits to a wide variety of industries including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

About Aurora Capital Group

Aurora Capital Group is a Los Angeles-based private investment firm managing over $2 billion of capital across several funds. Aurora's traditional private equity vehicle focuses principally on control investments in middle market businesses with leading market positions, strong cash flow profiles, and actionable opportunities for growth in partnership with operating management. Aurora's Resurgence fund invests in debt and equity securities of middle market companies and targets complex opportunities that are created by operational or financial challenges.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; the impact of information technology system failures, network disruptions and breaches in data security; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. Additionally, financial projections or estimates exclude the impact of special items which the company believes are not indicative of ongoing business performance. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s Form 10-K and 10-Q reports filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

CONTACT:
Praxair, Inc.
Media
Sue Neumann, 203-837-2609
sue_neumann@praxair.com
or
Investors
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com